Filed Pursuant to Rule 424(b)(3)

Registration No. 333-202584

The information in this preliminary Pricing Supplement is not complete and may be changed. This preliminary Pricing Supplement and the accompanying Prospectus Supplement and Prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated November 8, 2016 PRICING SUPPLEMENT No. WF-19 dated , 2016 (To Prospectus Supplement dated April 30, 2015 and Prospectus dated April 30, 2015)

Canadian Imperial Bank of Commerce Senior Global Medium-Term Notes (Structured Notes)
Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

¢	Linked to the Russell 2000® Index

¢	Unlike ordinary debt securities, the securities do not pay interest at a specified rate or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the principal amount of the securities, depending on the performance of the Index from its starting level to its ending level. The payment at maturity will reflect the following terms:

¢ If the level of the Index increases, you will receive the principal amount plus 130% participation in the upside performance of the Index, subject to a maximum total return at maturity of 36% to 41% of the principal amount (to be determined on the pricing date)

¢ If the level of the Index decreases but the decrease is not more than 15%, you will be repaid the principal amount

¢ If the level of the Index decreases by more than 15%, you will receive less than the principal amount and have 1-to-1 downside exposure to the decrease in the level of the Index in excess of 15%

¢	Investors may lose up to 85% of the principal amount

¢	All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce and you will have no ability to pursue any securities included in the Index for payment; if Canadian Imperial Bank of Commerce defaults on its obligations, you could lose all or some of your investment

¢	No periodic interest payments or dividends

¢	No exchange listing; designed to be held to maturity

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” herein on page PRS-10.

The securities are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Principal amount(1)	Maximum Underwriting Discount and Commission(2)	Minimum Proceeds to Canadian Imperial Bank of Commerce

Per Security	$1,000.00	$40.00	$960.00
Total	$	$	$

(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $930.00 and $950.00 per security. The estimated value is expected to be less than the principal amount of the securities. See “The Estimated Value of the Securities” on page PRS-28 of this Pricing Supplement.

(2)	The agent, Wells Fargo Securities, LLC, will receive an underwriting discount of up to $40.00 per security. The agent may resell the securities to other securities dealers at the principal amount less a concession not in excess of $22.50 per security. Such securities dealers may include Wells Fargo Advisors, LLC (“WFA”), an affiliate of the agent.(3) In addition to the selling concession allowed to WFA, the agent will pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA. See “Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” in this pricing supplement for information regarding how we may hedge our obligations under the securities.

(3)	On November 11, 2016, WFA is expected to merge with another one of its affiliates, First Clearing, LLC. The resulting entity’s branding for its retail brokerage business will remain Wells Fargo Advisors and its legal name is expected to change to “Wells Fargo Clearing Services, LLC.”

Wells Fargo Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

ABOUT THIS PRICING SUPPLEMENT

You should read this pricing supplement together with the prospectus dated April 30, 2015 and the prospectus supplement dated April 30, 2015, relating to our Senior Global Medium-Term Notes (Structured Notes), of which these securities are a part, for additional information about the securities. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus, and in the documents referred to in this pricing supplement, the prospectus supplement and the prospectus and which are made available to the public. We have not, and Wells Fargo Securities, LLC (“Wells Fargo Securities”) has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and Wells Fargo Securities is not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement, nor the accompanying prospectus supplement, nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of Wells Fargo Securities, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

●	Prospectus Supplement dated April 30, 2015 and Prospectus dated April 30, 2015 filed with the SEC on April 30, 2015:

http://www.sec.gov/Archives/edgar/data/1045520/000119312515161379/d916405d424b3.htm

PRS-2

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

INVESTMENT DESCRIPTION

The Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020 (the “securities”) are senior unsecured debt securities of Canadian Imperial Bank of Commerce that do not pay interest at a specified rate or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the principal amount of the securities depending on the performance of the Russell 2000® Index (the “Index”) from its starting level on the pricing date to its ending level on the calculation date. The securities provide:

(i)	the possibility of a leveraged return at maturity if the level of the Index increases from its starting level to its ending level, provided that the total return at maturity of the securities will not exceed the maximum total return of 36% to 41% of the principal amount (to be determined on the pricing date);

(ii)	repayment of principal if, and only if, the ending level of the Index is not less than the starting level by more than 15%; and

(iii)	exposure to decreases in the level of the Index if and to the extent the ending level is less than the starting level by more than 15%.

If the ending level is less than the starting level by more than 15%, you will receive at maturity less, and up to 85% less, than the principal amount of your securities. All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce.

The Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

The Index was developed by Russell Investments and is calculated, maintained and published by Russell Investments. “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Canadian Imperial Bank of Commerce. The securities are not sponsored, endorsed, sold, or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the securities. See “The Russell 2000® Index” in this pricing supplement for additional information.

PRS-3

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

INVESTOR CONSIDERATIONS

We have designed the securities for investors who:

●	seek 130% leveraged exposure to any upside performance of the Index if the ending level is greater than the starting level, subject to the maximum total return at maturity of 36% to 41% of the principal amount (to be determined on the pricing date);

●	desire to limit downside exposure to the Index through the 15% buffer;

●	understand that if the ending level is less than the starting level by more than 15%, they will receive at maturity less, and up to 85% less, than the principal amount per security;

●	are willing to forgo periodic interest payments on the securities and dividends on securities included in the Index; and

●	are willing to hold the securities until maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

●	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

●	are unwilling to accept the risk that the ending level of the Index may decrease by more than 15% from the starting level;

●	seek uncapped exposure to the upside performance of the Index;

●	seek full return at maturity of the principal amount of the securities;

●	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the principal amount, and may be as low as the lower estimate set forth on the cover page;

●	seek current income;

●	are unwilling to accept the risk of exposure to the small capitalization segment of the United States equity market;

●	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the securities;

●	are unwilling to accept the credit risk of Canadian Imperial Bank of Commerce to obtain exposure to the Index generally, or to the exposure to the Index that the securities provide specifically; or

●	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-4

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

TERMS OF THE SECURITIES

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus supplement dated April 30, 2015 and the prospectus dated April 30, 2015, each filed with the SEC. See “Investment Description” in this pricing supplement.

Market Measure:	Russell 2000® Index (Bloomberg ticker symbol “RTY <Index>”)

Pricing Date:	Expected to be November 28, 2016

Issue Date:	Expected to be December 5, 2016 (to be determined on the pricing date and expected to be the 3rd scheduled business day after the pricing date)

Principal amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.

Redemption Amount:	On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the redemption amount. The “redemption amount” per security will equal:

	•	if the ending level is greater than the starting level: the lesser of:

(i) $1,000 plus:

		$1,000	x	ending level – starting level			x Participation Rate	; and
starting level

(ii) the capped value;

	•	if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level: $1,000; or

	•	if the ending level is less than the threshold level: $1,000 minus:

				$1,000	x	threshold level – ending level
starting level

If the ending level is less than the threshold level, you will receive at stated maturity less, and up to 85% less, than the principal amount of your securities.

Stated Maturity Date:

December 7, 2020. If a market disruption event occurs and is continuing on the calculation date, the stated maturity date will be postponed until the later of (i) December 7, 2020 and (ii) three business days after the ending level is determined. See “Additional Terms of the Securities—Market Disruption Events.” The securities are not subject to redemption at the option of Canadian Imperial Bank of Commerce or repayment at the option of any holder of the securities prior to the stated maturity date.

PRS-5

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

Starting Level:

                , the closing level of the Index on the pricing date. The “closing level” of the Index on any trading day means the official closing level of the Index as reported by the Index sponsor on such trading day.

Ending Level:	The “ending level” will be the closing level of the Index on the calculation date.

Capped Value:

The “capped value” will be determined on the pricing date and will be within the range of 136% to 141% of the principal amount per security ($1,360 to $1,410 per security). As a result of the capped value, the maximum total return at maturity of the securities will be 36% to 41% of the principal amount.

Threshold Level:	, which is equal to 85% of the starting level.

Participation Rate:	130%

Calculation Date:

Expected to be November 30, 2020 or, if such day is not a trading day, the next succeeding trading day. The calculation date is subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Securities—Market Disruption Events.” A “trading day” means a day, as determined by the calculation agent, on which (i) the relevant exchanges with respect to each security underlying the Index are scheduled to be open for trading for their respective regular trading sessions and (ii) each related exchange is scheduled to be open for trading for its regular trading session. The “relevant exchange” for any security underlying the Index means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent. The “related exchange” for the Index means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Index.

Calculation Agent:

Canadian Imperial Bank of Commerce. We may appoint a different calculation agent without your consent and without notifying you.

All determinations made by the calculation agent will be at the sole discretion of it, and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the securities will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Business Day:

A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or order to close in New York or Toronto.

No Listing:	The securities will not be listed on any securities exchange or quoted on any automated quotation system.

PRS-6

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

Clearance and Settlement:	The Depository Trust Company (“DTC”)

Material U.S. Tax Consequences:

By purchasing the securities, each holder agrees to treat them as pre-paid cash-settled derivative contracts for U.S. federal income tax purposes. Assuming this treatment is respected, gain or loss recognized on the securities should be treated as long-term capital gain or loss if the holder has held the securities for more than a year. However, if the Internal Revenue Service were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Income Tax Considerations,” the U.S. Treasury Department and the Internal Revenue Service released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “United States Federal Income Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Agent:

Wells Fargo Securities, LLC (“Wells Fargo Securities”). The agent may resell the securities to other securities dealers, including securities dealers acting as custodians, at the principal amount of the securities less a concession of not in excess of $22.50 per security. Such securities dealers may include Wells Fargo Advisors, LLC (“WFA”), an affiliate of Wells Fargo Securities. In addition to the concession allowed to WFA, Wells Fargo Securities will pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA.

On November 11, 2016, WFA is expected to merge with one of its affiliates, First Clearing, LLC. The resulting entity’s branding for its retail brokerage business will remain Wells Fargo Advisors and its legal name is expected to change to “Wells Fargo Clearing Services, LLC.”

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP / ISIN:	13605WBY6 / US13605WBY66

PRS-7

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

DETERMINING PAYMENT AT MATURITY

On the stated maturity date, you will receive a cash payment per security (the redemption amount) calculated as follows:

PRS-8

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

HYPOTHETICAL PAYOUT PROFILE

The following profile is based on a hypothetical capped value of 138.5% or $1,385 per security (the midpoint of the specified range for the capped value), a participation rate of 130% and a threshold level equal to 85% of the starting level. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level, the actual capped value and whether you hold your securities to maturity.

PRS-9

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

RISK FACTORS

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities or in the Index. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances.

If The Ending Level Is Less Than The Threshold Level, You Will Receive At Maturity Less, And Up To 85% Less, Than The Principal Amount Of Your Securities.

We will not repay you a fixed amount on the securities on the stated maturity date. The redemption amount will depend on the direction of and percentage change in the ending level of the Index relative to the starting level and the other terms of the securities. Because the level of the Index will be subject to market fluctuations, the redemption amount you receive may be more or less, and possibly significantly less, than the principal amount of your securities.

If the ending level is less than the threshold level, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the level of the Index to the extent it is below the threshold level (expressed as a percentage of the starting level). The threshold level is 85% of the starting level. As a result, you may receive less, and up to 85% less, than the principal amount per security at maturity even if the level of the Index is greater than or equal to the starting level or the threshold level at certain times during the term of the securities.

Even if the ending level is greater than the starting level, the amount you receive at stated maturity may only be slightly greater than the principal amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Canadian Imperial Bank of Commerce or another issuer with a similar credit rating with the same stated maturity date.

Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Index.

The opportunity to participate in the possible increases in the level of the Index through an investment in the securities will be limited because the redemption amount will not exceed the capped value. Furthermore, the effect of the participation rate will be progressively reduced for all ending levels exceeding the ending level at which the capped value is reached.

Your Return On The Securities Could Be Less Than If You Owned Securities Included In The Index.

Your return on the securities will not reflect the return you would realize if you actually owned the securities included in the Index and received the dividends and other payments paid on those securities. This is in part because the redemption amount payable at stated maturity will be determined by reference to the ending level of the Index, which will be calculated by reference to the prices of the securities in the Index without taking into consideration the value of dividends and other payments paid on those securities. In addition, the redemption amount will not be greater than the capped value.

No Periodic Interest Will Be Paid On The Securities.

No periodic interest will be paid on the securities. However, because it is possible that the securities may be classified for U.S. federal income tax purposes as contingent payment debt instruments rather than prepaid forward contracts, you may be required to accrue interest income over the term of your securities. See “United States Federal Income Tax Considerations.”

The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

The securities are our obligations exclusively and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness, and you will have no ability to pursue any securities included in the Index for payment. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

PRS-10

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

The price, if any, at which Wells Fargo Securities or any of its affiliates may purchase the securities in the secondary market will be based on Wells Fargo Securities’s proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the securities will likely be less than the principal amount.

If Wells Fargo Securities or any of its affiliates makes a secondary market in the securities at any time up to the issue date or during the six-month period following the issue date, the secondary market price offered by Wells Fargo Securities or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the principal amount. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by Wells Fargo Securities or any of its affiliates during this period will be higher than it would be if it were based solely on Wells Fargo Securities’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this six-month period. If you hold the securities through an account at Wells Fargo Securities or one of its affiliates, we expect that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than Wells Fargo Securities or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at Wells Fargo Securities or any of its affiliates.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the level of the Index at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

●       Index Performance. The value of the securities prior to maturity will depend substantially on the level of the Index. The price at which you may be able to sell the securities before stated maturity may be at a discount, which could be substantial, from their principal amount, if the level of the Index at such time is less than, equal to or not sufficiently above its starting level.

●       Capped Value. We anticipate that the value of the securities will always be at a discount to the capped value.

●       Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

●       Volatility Of The Index. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the Index changes.

●       Time Remaining To Maturity. The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current level of the Index. This difference will most likely reflect a discount due to expectations and uncertainty concerning the level of the Index during the period of time still remaining to the maturity date. In general, as the time remaining to maturity decreases, the value of the securities will approach the amount that could be payable at maturity based on the then-current level of the Index.

●       Dividend Yields On Securities Included In The Index. The value of the securities may be affected by the dividend yields on securities included in the Index.

PRS-11

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

●       Events Involving Companies Included In The Index. General economic conditions and earnings results of the companies whose stocks are included in the Index and real or anticipated changes in those conditions or results may affect the value of the securities. Additionally, as a result of a merger or acquisition, one or more of the stocks in the Index may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Index.

●       Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the securities. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the level of the Index, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the securities.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the Index.

Our Estimated Value Of The Securities Is Lower Than The Principal Amount Of The Securities.

Our estimated value is only an estimate using several factors. The principal amount of the securities exceeds our estimated value because costs associated with selling and structuring the securities, as well as hedging the securities, are included in the principal amount of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.

Our estimated value of the securities is determined by reference to our internal pricing models when the terms of the securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than our estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which Wells Fargo Securities or any other person would be willing to buy securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.

Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of our estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If we were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although Wells Fargo Securities and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Wells Fargo Securities and/or its affiliates are willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

PRS-12

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

The trading prices of the securities included in the Index will determine the redemption amount payable at maturity to you. As a result, it is impossible to predict whether the ending level of the Index will fall or rise compared to its starting level. Trading prices of the securities included in the Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those securities themselves. Accordingly, any historical levels of the Index do not provide an indication of the future performance of the Index.

Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

The policies of the Index sponsor concerning the calculation of the Index and the addition, deletion or substitution of securities comprising the Index and the manner in which the Index sponsor takes account of certain changes affecting such securities may affect the level of the Index and, therefore, may affect the value of the securities and the redemption amount payable at maturity. The Index sponsor may discontinue or suspend calculation or dissemination of the Index or materially alter the methodology by which it calculates the Index. Any such actions could adversely affect the value of the securities.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

Actions by any company whose securities are included in the Index may have an adverse effect on the price of its security, the ending level and the value of the securities. These companies will not be involved in the offering of the securities and will have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies will not be involved with the administration, marketing or trading of the securities and will have no obligations with respect to the redemption amount to be paid to you at maturity.

We, Wells Fargo Securities And Our Respective Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

We, Wells Fargo Securities and our respective affiliates are not affiliated in any way with the Index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the Index. We have derived the information about the Index sponsor and the Index contained herein from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into the Index and the Index sponsor. The Index sponsor is not involved in the offering of the securities made hereby in any way and has no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of the securities.

An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.

The stocks that constitute the Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies. As a result, the Index may be more volatile than that of an equity index that does not track solely small capitalization stocks. Stock prices of small capitalization companies are also generally more vulnerable than those of large capitalization companies to adverse business and economic developments, and the stocks of small capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

The Stated Maturity Date May Be Postponed In Certain Circumstances.

The determination of the ending level will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on that day. If such a postponement occurs, the stated maturity date will be postponed until the later of (i) three business days after the ending level is determined and (ii) the initial stated maturity date.

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

We or one of our affiliates will be the calculation agent for purposes of determining, among other things, the starting level and the ending level, calculating the redemption amount, determining whether adjustments should be made to the ending level, determining whether a market disruption event has occurred and, if publication of the Index is discontinued, selecting a successor or, if no successor is available, determining the closing level. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you.

Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” will potentially be adverse to your interests as an investor in the securities. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

●       Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the level of the Index. Our affiliates or any dealer participating in the offering of the securities or its affiliates may, at present or in the future, publish research reports on the Index or the companies whose securities are included in the Index. This research will be modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research reports on the Index or the companies whose securities are included in the Index could adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the securities. You are encouraged to derive information concerning the Index from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports on the Index or the companies whose securities are included in the Index published on or prior to the pricing date could result in an increase in the level of the Index on the pricing date, which would adversely affect investors in the securities by increasing the level at which the Index must close on the calculation day in order for investors in the securities to receive a favorable return.

●       Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the level of the Index. Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These business activities could adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the securities. In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about one or more of the companies whose securities are included in the Index. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.

●       Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index. We expect to hedge our obligations under the securities through one or more hedge counterparties, which may include our affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparty may acquire securities included in the Index or listed or over-the-counter derivative or synthetic instruments related to the Index or such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparty has a long hedge position in any of the securities included in the Index, or derivative or synthetic instruments related to the Index or such securities, they may liquidate a portion of such holdings at or about the time of the calculation date or at or about the time of a change in the securities included in the Index. These hedging activities could potentially adversely affect the level of the Index and, therefore, adversely affect the value of and your return on the securities.

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

●       Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the level of the Index. Our affiliates or any participating dealer or its affiliates may engage in trading in the securities included in the Index and other instruments relating to the Index or such securities on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could potentially adversely affect the prices of the securities included in the Index and, therefore, adversely affect the value of and your return on the securities.

●       A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession or any distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any concession or distribution expense fee that the participating dealer receives for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the Internal Revenue Service or a court might not agree with the treatment of the securities as pre-paid cash-settled derivative contracts. If the Internal Revenue Service were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Income Tax Considerations,” the U.S. Treasury Department and the Internal Revenue Service released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “United States Federal Income Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

There Can Be No Assurance That The Canadian Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects investors. For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Canadian Federal Income Tax Considerations” in this pricing supplement as well as the section entitled “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations” in the accompanying prospectus supplement dated April 30, 2015. You should consult your tax advisor with respect to your own particular situation.

Changes In Laws and Regulations, Including How They Are Interpreted And Enforced In Applicable Jurisdictions, Could Have An Impact On Holders Of Our Outstanding Debt Securities.

The Canada Deposit Insurance Corporation (“CDIC”) has the power convert, or cause CIBC to convert, in whole or in part, by means of a transaction or series of transactions and in one or more steps, the prescribed liabilities of CIBC into the common shares of CIBC or any of its affiliates (“Bail-in Conversion”), if the Governor in Council (Canada) makes an order under paragraph 39.13(1)(d) of the Canada Deposit Insurance Corporation Act (Canada) in respect of CIBC. Regulations prescribing the liabilities of CIBC that may be subject to a Bail-in Conversion (the “CDIC Act Regulations”) have not been introduced as of the date hereof. However, on August 1, 2014, the Department of Finance (Canada) issued a Taxpayer Protection and Bank Recapitalization Regime: Consultation Paper (the “Consultation Paper”), which, among other things, proposed that only senior unsecured tradable and transferable debt with an original term to maturity of 400 days or more that is issued or renegotiated by a Canadian domestic systemically important bank, such as

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

CIBC, after the Consultation Paper implementation date (“Proposed Scope”) will be subject to a Bail-in Conversion. The implementation date has not been determined as of the date hereof. Assuming that the CDIC Act Regulations will prescribe that only liabilities falling within the Proposed Scope may be subject to a Bail-in Conversion, the notes will not be subject to a Bail-in Conversion.

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

HYPOTHETICAL RETURNS

The following table illustrates, for a hypothetical capped value of 138.5% or $1,385 per security (the midpoint of the specified range of the capped value), a hypothetical starting level of 1162.525, a participation rate of 130%, a term to maturity of approximately 4 years and a range of hypothetical ending levels of the Index:

●	the hypothetical percentage change from the hypothetical starting level to the hypothetical ending level;

●	the hypothetical redemption amount payable at stated maturity per security;

●	the hypothetical total pre-tax rate of return; and

●	the hypothetical pre-tax annualized rate of return.

Hypothetical Ending Level	Hypothetical Percentage Change From the Hypothetical Starting Level to the Hypothetical Ending Level	Hypothetical Redemption Amount Payable At Stated Maturity Per Security	Hypothetical Pre-Tax Total Rate of Return	Hypothetical Pre-Tax Annualized Rate of Return(1)

2034.419	75.00%	$1,385.00	38.50%	8.29%
1743.788	50.00%	$1,385.00	38.50%	8.29%
1569.409	35.00%	$1,385.00	38.50%	8.29%
1511.283	30.00%	$1,385.00	38.50%	8.29%
1395.030	20.00%	$1,260.00	26.00%	5.85%
1278.778	10.00%	$1,130.00	13.00%	3.07%
1220.651	5.00%	$1,065.00	6.50%	1.58%
1162.525 (2)	0.00%	$1,000.00	0.00%	0.00%
1104.399	-5.00%	$1,000.00	0.00%	0.00%
1046.273	-10.00%	$1,000.00	0.00%	0.00%
988.146	-15.00%	$1,000.00	0.00%	0.00%
976.521	-16.00%	$990.00	-1.00%	-0.25%
930.020	-20.00%	$950.00	-5.00%	-1.28%
871.894	-25.00%	$900.00	-10.00%	-2.61%
581.263	-50.00%	$650.00	-35.00%	-10.46%
290.631	-75.00%	$400.00	-60.00%	-21.60%
0.000	-100.00%	$150.00	-85.00%	-42.15%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(2)	The hypothetical starting level.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual starting level, ending level and capped value.

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

HYPOTHETICAL PAYMENTS AT STATED MATURITY

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), reflecting a hypothetical capped value of 138.5% or $1,385 per security (the midpoint of the specified range for the capped value), a participation rate of 130% and assuming hypothetical starting and ending levels as indicated in the examples.

Example 1. Redemption amount is greater than the principal amount but less than the capped value:

Hypothetical starting level: 1162.525

Hypothetical ending level: 1220.651

Since the hypothetical ending level is greater than the hypothetical starting level, the redemption amount would equal:

$1,000 +	$1,000 x	1220.651 – 1162.525	x 130%	= $1,065.00
1162.525

On the stated maturity date you would receive $1,065.00 per security.

Example 2. Redemption amount is equal to the capped value:

Hypothetical starting level: 1162.525

Hypothetical ending level: 1743.788

The redemption amount would be equal to the capped value since the capped value is less than:

$1,000 +	$1,000 x	1743.788 – 1162.525	x 130%	= $1,650.00
1162.525

On the stated maturity date you would receive $1,385.00 per security.

In addition to limiting your return on the securities, the capped value limits the positive effect of the participation rate. If the ending level is greater than the starting level, you will participate in the performance of the Index at a rate of 130% up to a certain point. However, the effect of the participation rate will be progressively reduced for ending levels that are greater than approximately 129.62% of the starting level (assuming a capped value of 138.5% or $1,385 per security, the midpoint of the specified range for the capped value) since your return on the securities for any ending level greater than approximately 129.62% of the starting level will be limited to the capped value.

Example 3. Redemption amount is equal to the principal amount:

Hypothetical starting level: 1162.525

Hypothetical ending level: 1104.399

Hypothetical threshold level: 988.146, which is 85% of the hypothetical starting level

Since the hypothetical ending level is less than the hypothetical starting level, but not by more than 15%, you would not lose any of the principal amount of your securities.

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

On the stated maturity date you would receive $1,000.00 per security.

Example 4. Redemption amount is less than the principal amount:

Hypothetical starting level: 1162.525

Hypothetical ending level: 581.263

Hypothetical threshold level: 988.146, which is 85% of the hypothetical starting level

Since the hypothetical ending level is less than the hypothetical starting level by more than 15%, you would lose a portion of the principal amount of your securities and receive the redemption amount equal to:

$1,000 -	$1,000 x	988.146 – 581.263 1162.525	= $650.00

On the stated maturity date you would receive $650.00 per security.

To the extent that the actual starting level, ending level and capped value differ from the values assumed above, the results indicated above would be different.

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

ADDITIONAL TERMS OF THE SECURITIES

Canadian Imperial Bank of Commerce will issue the securities as part of a series of senior unsecured debt securities entitled “Senior Global Medium-Term Notes (Structured Notes),” which is more fully described in the accompanying prospectus supplement and prospectus. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent that it is different from that information.

Payment of Redemption Amount

In the event that the stated maturity date is not a business day, then the redemption amount will be paid on the next business day (“Following Business Day Convention”).

Market Disruption Events

If a market disruption event occurs or is continuing on the calculation date, the closing level for the calculation date will equal the closing level on the first trading day following the calculation date on which the calculation agent determines that a market disruption event is not continuing. If a market disruption event occurs or is continuing on each trading day to and including the seventh trading day following the calculation date, the closing level will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered commercially reasonable under the circumstances) by the calculation agent on that seventh trading day, regardless of the occurrence or continuation of a market disruption event on that day. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing level that would have prevailed in the absence of the market disruption event. No interest will accrue as a result of delayed payment.

A “market disruption event” means any event, circumstance or cause which the Bank determines, and the calculation agent confirms, has or will have a material adverse effect on the ability of the Bank to perform its obligations under the securities or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to the Index:

●	a suspension, absence or limitation of trading in futures or options contracts relating to the Index in the primary market for those contracts, as determined by the calculation agent;

●	any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to effect transactions in, or obtain market values for, futures or options contracts relating to the Index in its primary market;

●	the closure on any day of the primary market for futures or options contracts relating to the Index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

●	any scheduled trading day on which the exchanges or quotation systems, if any, on which futures or options contracts on the Index are traded, fails to open for trading during its regular trading session; or

●	any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

Adjustments to the Index

If at any time a sponsor or publisher of the Index (the “Index sponsor”) makes a material change in the formula for or the method of calculating the Index, or in any other way materially modifies the Index (other than a modification prescribed in that formula or method to maintain the Index in the event of changes in constituent stock and capitalization and other routine events), then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the Index is to be calculated, calculate a substitute closing level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the change, but using only those securities that comprised the Index immediately prior to that change. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified.

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

Discontinuance of the Index

If the Index sponsor discontinues publication of the Index, and such Index sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor equity index”), then, upon the calculation agent’s notification of that determination to the trustee and Canadian Imperial Bank of Commerce, the calculation agent will substitute the successor equity index as calculated by the relevant Index sponsor or any other entity and calculate the ending level as described above. Upon any selection by the calculation agent of a successor equity index, Canadian Imperial Bank of Commerce will cause notice to be given to holders of the securities.

In the event that the Index sponsor discontinues publication of the Index prior to, and the discontinuance is continuing on, the calculation date and the calculation agent determines that no successor equity index is available at such time, the calculation agent will calculate a substitute closing level for the Index in accordance with the formula for and method of calculating the Index last in effect prior to the discontinuance, but using only those securities that comprised the Index immediately prior to that discontinuance. If a successor equity index is selected or the calculation agent calculates a level as a substitute for the Index, the successor equity index or level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a market disruption event exists.

If on the calculation date the Index sponsor fails to calculate and announce the level of the Index, the calculation agent will calculate a substitute closing level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the failure, but using only those securities that comprised the Index immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the Index sponsor to calculate and announce the level of, the Index may adversely affect the value of the securities.

Calculation Agent

We or one of our affiliates will act as calculation agent for the securities and may appoint agents to assist it in the performance of its duties. See “Risk Factors—We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.” We may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

●	determine whether a market disruption event has occurred;

●	determine if adjustments are required to the closing level of the Index under various circumstances; and

●	if publication of the Index is discontinued, select a successor equity index or, if no successor equity index is available, determine the closing level of the Index.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the securities will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Appointment of Independent Calculation Experts

If a calculation or valuation described above under “— Market Disruption Events” or “— Discontinuance of the Index” contemplated to be made by the calculation agent involves the application of material discretion and is not based on information or calculation methodologies compiled or utilized by, or derived from, independent third party sources, we will appoint one or more calculation

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experts to confirm such calculation or valuation. Such calculation experts will be independent from us and active participants in the financial markets in the relevant jurisdiction in which futures or options contracts on the Index are traded. Calculation experts will not assume any obligation or duty to, or any relationship of agency or trust for or with, the holders of the securities or us. Holders of the securities will be entitled to rely on any valuation or calculations made by such calculation experts and such valuations or calculations will (except in the case of manifest error) be final and binding on us, the calculation agent and the holders of the securities. Calculation experts will not be responsible for good faith errors or omissions in the making of any such valuations or calculations. Calculation experts may, with the consent of us, delegate any of their obligations and functions to a third party as they deem appropriate, but acting honestly and reasonably at all times. The valuations and calculations of calculation experts will be made available to the holders of the securities upon request.

Events of Default and Acceleration

If the securities have become immediately due and payable following an event of default (as defined in the section “Description of Senior Debt Securities – Events of Default” in the accompanying prospectus) with respect to the securities, the amount payable on the securities will be equal to the redemption amount, calculated as though the date of acceleration were the calculation date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any payments with respect to the securities in addition to the redemption amount, calculated as set forth in the preceding paragraph. For more information, see “Description of Senior Debt Securities – Events of Default” beginning on page 9 of the accompanying prospectus.

Withholding

We or the applicable paying agent will deduct or withhold from a payment on a security any present or future tax, duty, assessment or other governmental charge that we determine is required by law or the interpretation or administration thereof to be deducted or withheld. Payments on a security will not be increased by any amount to offset such deduction or withholding.

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THE RUSSELL 2000® INDEX

General

Included in the following pages is a brief description of the Russell 2000® Index (the “Index”). This information has been obtained from publicly available sources.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus or prospectus supplement. We have not independently verified any of the information herein obtained from outside sources.

This pricing supplement relates only to the securities offered hereby and does not relate to the Index or the securities that make up the Index.

All information regarding the Russell 2000® Index (the “Russell 2000 Index”) set forth in this pricing supplement reflects the policies of, and is subject to change by, Russell Investments (“Russell”), the index sponsor. The Russell 2000 Index was developed by Russell and is calculated, maintained and published by Russell. The Russell 2000 Index is reported by Russell on Bloomberg page “RTY <Index>”.

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index (the “Russell 3000 Index”), it consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and the current index membership) included in the Russell 3000 Index and represented, as of September 30, 2015, approximately 10% of the total market capitalization of the Russell 3000 Index. The Russell 3000 Index, in turn, comprises the 3,000 largest U.S. companies as measured by total market capitalization. All Russell U.S. equity indexes (together, the “Russell U.S. Indexes” or “Russell Indexes”) are subsets of the Russell 3000ETM Index (the “Russell 3000E Index”) which is the broadest U.S. index, containing the largest 4,000 U.S. public companies. The members of the Russell 3000E Index and its subsets are determined each year during annual reconstitution and enhanced quarterly with the addition of initial public offerings.

Additional information on the Russell 2000 Index is available on the following website: http://www.russell.com. No information on the website shall be deemed to be included or incorporated by reference in this pricing supplement.

License Agreement

The Bank has entered into a non-exclusive license agreement with Russell whereby we, in exchange for a fee, are permitted to use the Russell 2000 Index and its related trademarks in connection with certain securities, including the securities. We are not affiliated with Russell; the only relationship between Russell and us is any licensing of the use of Russell’s indices and trademarks relating to them.

The license agreement between Russell and the Bank provides that the following language must be set forth when referring to any Russell Indexes or the Russell trademarks in this pricing supplement:

‘Russell 2000® Index’ and ‘Russell 3000® Index’ are trademarks of Russell Investments and have been licensed for use by Canadian Imperial Bank of Commerce. The securities are not sponsored, endorsed, sold, or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the securities.

The securities are not sponsored, endorsed, sold, or promoted by Frank Russell Company (‘Russell’). Russell makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in these securities particularly or the ability of the Russell 2000 Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000 Index is based. Russell’s only relationship to Canadian Imperial Bank of Commerce and its affiliates is the licensing of certain trademarks and trade names of Russell and of the Russell 2000 Index which is determined, composed and calculated by Russell without regard to Canadian Imperial Bank of Commerce and its affiliates or the securities. Russell is not responsible for and has not reviewed the securities nor any associated literature or publications and Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the securities.

PRS-23

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CANADIAN IMPERIAL BANK OF COMMERCE AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES”.

PRS-24

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

Historical Data

We obtained the closing levels listed below from Bloomberg Professional® Service (“Bloomberg”) without independent verification. You can obtain the level of the Russell 2000® Index at any time from Bloomberg under the symbol “RTY”.

We have not undertaken an independent review or due diligence of the information obtained from Bloomberg. The historical performance of the Index should not be taken as an indication of future performance, and no assurances can be given as to the ending level of the Index. We cannot give you assurance that the performance of the Index will result in any positive return on your initial investment.

The following graph sets forth daily closing levels of the Index for the period from January 1, 2005 to November 2, 2016. The closing level on November 2, 2016 was 1162.525.

The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the Index for each quarter in the period from January 1, 2005 through September 30, 2016 and from October 3, 2016 through November 2, 2016.

	High	Low	Last
2005
First Quarter	644.950	604.530	615.070
Second Quarter	644.190	575.020	639.660
Third Quarter	688.510	643.040	667.800
Fourth Quarter	690.570	621.570	673.220
2006
First Quarter	765.140	684.050	765.140
Second Quarter	781.830	672.720	724.670
Third Quarter	734.479	671.940	725.594
Fourth Quarter	797.732	718.352	787.664
2007
First Quarter	829.438	760.063	800.710
Second Quarter	855.092	803.218	833.699
Third Quarter	855.774	751.544	805.450
Fourth Quarter	845.720	735.066	766.031
2008
First Quarter	753.548	643.966	687.967
Second Quarter	763.266	686.073	689.659
Third Quarter	754.377	657.718	679.583
Fourth Quarter	671.590	385.308	499.453

PRS-25

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

2009
First Quarter	514.710	343.260	422.748
Second Quarter	531.680	429.158	508.281
Third Quarter	620.695	479.267	604.278
Fourth Quarter	634.072	562.395	625.389
2010
First Quarter	690.303	586.491	678.643
Second Quarter	741.922	609.486	609.486
Third Quarter	677.642	590.034	676.139
Fourth Quarter	792.347	669.450	783.647
2011
First Quarter	843.549	773.184	843.549
Second Quarter	865.291	777.197	827.429
Third Quarter	858.113	643.421	644.156
Fourth Quarter	765.432	609.490	740.916
2012
First Quarter	846.129	747.275	830.301
Second Quarter	840.626	737.241	798.487
Third Quarter	864.697	767.751	837.450
Fourth Quarter	852.495	769.483	849.350
2013
First Quarter	953.068	872.605	951.542
Second Quarter	999.985	901.513	977.475
Third Quarter	1078.409	989.535	1073.786
Fourth Quarter	1163.637	1043.459	1163.637
2014
First Quarter	1208.651	1093.594	1173.038
Second Quarter	1192.964	1095.986	1192.964
Third Quarter	1208.150	1101.676	1101.676
Fourth Quarter	1219.109	1049.303	1204.696
2015
First Quarter	1266.373	1154.709	1252.772
Second Quarter	1295.799	1215.417	1253.947
Third Quarter	1273.328	1083.907	1100.688
Fourth Quarter	1204.159	1097.552	1135.889
2016
First Quarter	1114.028	953.715	1114.028
Second Quarter	1188.954	1089.646	1151.923
Third Quarter	1263.438	1139.453	1251.646
Fourth Quarter through November 2, 2016	1250.764	1162.525	1162.525

PRS-26

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and the prospectus and to hedge our market risks associated with our obligation to pay at maturity of the redemption amount of the securities.

We may hedge our obligations under the securities by, among other things, purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of the Index and/or securities underlying the Index, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. Our cost of hedging will include the projected profit that our counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. It is possible that we could receive substantial returns from these hedging activities while the value of the securities declines.

We expect to hedge our obligations under the securities through one of our affiliates and/or another unaffiliated counterparty.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the securities will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity. The hedging activity discussed above may adversely affect the value of the securities from time to time. See “Risk Factors—The Estimated Value of the Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market” and “—Our Economic Interests And Those of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests,” for a discussion of these adverse effects.

PRS-27

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

THE ESTIMATED VALUE OF THE SECURITIES

The estimated value of the securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value does not represent a minimum price at which Wells Fargo Securities or any other person would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Risk Factors—Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the securities is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the securities is determined when the terms of the securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors—Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.”

The Bank’s estimated value of the securities will be lower than the principal amount of the securities because costs associated with selling, structuring and hedging the securities are included in the principal amount of the securities. These costs include the selling commissions paid to affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors—Our Estimated Value of the Securities Is Lower Than The Principal Amount Of The Securities” in this pricing supplement.

PRS-28

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

SUPPLEMENTAL PLAN OF DISTRIBUTION

The securities are being purchased by Wells Fargo Securities as principal, pursuant to a distribution agreement between Wells Fargo Securities and us. We have agreed to pay certain of Wells Fargo Securities’ expenses in connection with the offering of the securities.

From time to time, Wells Fargo Securities and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, Wells Fargo Securities or one of its affiliates may be our swap counterparty for a hedge relating to our obligations under the securities.

In the future, Wells Fargo Securities and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or otherwise. Unless you are informed otherwise in the confirmation of sale, this pricing supplement and the accompanying prospectus supplement and prospectus are being used in connection with the initial distribution of the securities and not in a market-making transaction.

Wells Fargo Securities has committed to purchase all of these securities in the initial public offering of the securities if any are purchased.

Wells Fargo Securities proposes to offer the securities to certain securities dealers, including securities dealers acting as custodians, at the principal amount of the securities less a concession not in excess of $22.50 per security. Such securities dealers may include WFA, an affiliate of Wells Fargo Securities.1 In addition to the concession allowed to WFA, Wells Fargo Securities will pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA.

The principal amount of the securities includes the underwriting discount received by Wells Fargo Securities and the projected profit that our hedge counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. We expect to hedge our obligations through an affiliate of Wells Fargo Securities, one of our affiliates and/or another unaffiliated counterparty. Because hedging our obligations entails risks and may be influenced by market forces beyond the counterparties’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. The underwriting discount and projected profit of our hedge counterparties reduce the economic terms of the securities. In addition, the fact that the principal amount includes these items is expected to adversely affect the secondary market prices of the securities. These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transaction. See “Use of Proceeds and Hedging” on page PRS-27.

The securities are a new issue of securities with no established trading market. The securities will not be listed on a national securities exchange. Wells Fargo Securities may make a market for the securities, as applicable laws and regulations permit, but is not obligated to do so and may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the securities.

Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent any secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

Canadian Imperial Bank of Commerce has agreed to indemnify Wells Fargo Securities against certain liabilities, including liabilities under the Securities Act of 1933.

No action has been or will be taken by Canadian Imperial Bank of Commerce, Wells Fargo Securities or any broker-dealer affiliates of either Canadian Imperial Bank of Commerce or Wells Fargo Securities that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus and prospectus supplement in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Canadian Imperial Bank of Commerce, Wells Fargo Securities or any broker-dealer affiliates of either Canadian Imperial Bank of Commerce or Wells Fargo Securities.

1 On November 11, 2016, WFA is expected to merge with another one of its affiliates, First Clearing, LLC. The resulting entity’s branding for its retail brokerage business will remain Wells Fargo Advisors and its legal name is expected to change to “Wells Fargo Clearing Services, LLC.”

PRS-29

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

For the following jurisdictions, please note specifically:

Argentina

Canadian Imperial Bank of Commerce’s Senior Global Medium-Term Notes (Structured Notes) program and the related offer of securities and the sale of securities under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the securities been requested on any stock market in Argentina.

Brazil

The securities may not be offered or sold to the public in Brazil. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay

This is a private and personal offering. The securities offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

Taiwan

The securities may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

PRS-30

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

BENEFIT PLAN INVESTOR CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the securities and not the record holder.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a plan should also consider whether an investment in the securities might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the securities are purchased by a plan. In particular, the fiduciary of the plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are:

●	PTCE 96-23, for specified transactions determined by in-house asset managers;

●	PTCE 95-60, for specified transactions involving insurance company general accounts;

●	PTCE 91-38, for specified transactions involving bank collective investment funds;

●	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

●	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction of the plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

Any purchaser or holder of the securities or any interest in the securities will be deemed to have represented by its purchase and holding that either:

●      no portion of the assets used by such purchaser or holder to acquire or purchase the securities constitutes assets of any plan or Non-ERISA Arrangement; or

●      an administrative or statutory exemption applies to their purchase and holding of the securities and the purchase and holding of the securities by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any Similar Law.

PRS-31

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the securities and the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of the securities acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (a) the design and terms of the securities, (b) the purchaser or holder’s investment in the securities, or (c) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (a) all transactions relating to the securities and (b) all hedging transactions in connection with our obligations under the securities;

(iii)   any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests may be adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Purchasers of the securities have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, plans or Non-ERISA Arrangements generally or any particular plan or Non-ERISA Arrangement.

PRS-32

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements the discussion in the section called “Certain Income Tax Consequences—United States Taxation” in the accompanying Prospectus Supplement, and is subject to the limitations and exceptions set forth therein. Capitalized terms used in this section without definition shall have the respective meanings given such terms in the accompanying Prospectus Supplement.

The following summary describes certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of the securities. This summary applies only to holders that acquire their securities in this offering for a price equal to the principal amount, which we understand will be at par, and hold such securities as capital assets, within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This summary does not apply to any holder that is subject to special rules, such as:

●	a dealer in securities,

●	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

●	a bank,

●	a life insurance company,

●	a tax-exempt organization,

●	a person that owns the notes as part of a straddle or a hedging or conversion transaction for tax purposes,

●	a person that purchases or sells the notes as part of a wash sale for tax purposes,

●	a regulated investment company or real estate investment trust

●	a U.S. holder (as defined in the accompanying Prospectus Supplement) whose functional currency for tax purposes is not the U.S. dollar

●	a U.S. holder subject to the alternative minimum tax, or

●	U.S. expatriates.

This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the U.S. federal government. This discussion also does not purport to be a complete analysis of all tax considerations relating to the securities.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

If a partnership holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities if you are a partner in a partnership holding the securities.

General

As the law applicable to the U.S. federal taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. The U.S. federal income tax consequences of your investment in the securities are uncertain. No statutory, judicial or administrative authority directly discusses how the securities should be treated for U.S. federal income tax purposes.

PRS-33

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

In the opinion of our counsel, Mayer Brown LLP, it would be generally reasonable to treat the securities as pre-paid cash-settled derivative contracts. The terms of the securities will provide that you agree to treat the securities in this manner for all U.S. federal income tax purposes.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section reflects the opinion of Mayer Brown that there is a significant possibility of a significant loss of principal on an investment in the notes.

Tax Consequences to U.S. Holders

You should generally recognize capital gain or loss upon the sale, exchange or payment on maturity in an amount equal to the difference between the amount you receive at such time and your tax basis in the securities. In general, your tax basis in the securities will be equal to the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for securities of a U.S. holder who acquires the securities upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the securities. If the securities are held by the same U.S. holder until maturity, that holder’s holding period will generally include the maturity date.

Possible Alternative Tax Treatments of an Investment in the Securities

As noted above, there is no judicial or administrative authority discussing how the securities should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate.

The U.S. Treasury Department and the Internal Revenue Service released a notice that may affect the taxation of holders of the securities. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. The notice also states that the Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital and whether the special constructive ownership rules of Section 1260 of the Code might be applied to such instruments. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is not clear whether the securities would be viewed as similar to instruments discussed in such notice, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Similarly, the Internal Revenue Service might assert, and a possible alternative treatment with respect to the securities would be, to treat the securities as a single debt instrument. Such a debt instrument may be subject to the special tax rules governing contingent payment debt instruments.

If the securities are subject to such special rules applicable to contingent payment debt instruments, the amount of interest U.S. holders are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the securities and applying rules similar to those for accruing “original issue discount” or OID on a hypothetical noncontingent debt instrument with that projected payment schedule. In addition to accruing interest income in accordance with the comparable yield, a U.S. holder will be required to make adjustments if the actual amounts that holder receives in any taxable year differs from the projected payment schedule. These rules could possibly have the effect of requiring U.S. holders to include amounts in income in respect of the securities prior to receipt of cash attributable to that income.

U.S. holders will recognize gain or loss on the sale, redemption or maturity of securities treated as contingent payment debt instruments in an amount equal to the difference, if any, between the amount of cash received at that time and their adjusted basis in the securities. In general, a U.S. holder’s adjusted basis in such securities will equal the amount the holder paid for the securities, increased by the amount of interest that was previously accrued with respect to the securities. Any such gain will generally be ordinary income and any such loss that will generally be ordinary loss to the extent the interest included as income in the current or previous taxable years, and thereafter will be capital loss.

PRS-34

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the securities may be subject to information reporting and, if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. A non-U.S. holder (or financial institution holding the securities on behalf of the non-U.S. holder) that provides the applicable withholding agent with the appropriate Internal Revenue Service Form W-8 will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the Internal Revenue Service.

You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations.

Additional Information for U.S. Holders.

For information regarding backup withholding and information reporting considerations with respect to the securities, please see the discussion under “Certain Income Tax Consequences—United States Taxation—U.S. Backup Withholding and Information Reporting” in the accompanying Prospectus Supplement.

PRS-35

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

Tax Consequences to Non-U.S. Holders

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a security that is not a partnership or other entity treated as a partnership and is not a U.S. holder. If you are a non-U.S. holder, you generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the securities, provided that the payment is not effectively connected with your conduct of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale or exchange of the notes or their settlement at maturity may be subject to U.S. federal income tax if you are a nonresident alien individual and are present in the U.S. for 183 days or more during the taxable year of the settlement at maturity, sale or exchange and certain other conditions are satisfied.

If you are engaged in the conduct of a trade or business within the U.S. and if gain realized on the settlement at maturity, sale or exchange of the securities, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.), you generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if you were a U.S. holder as described under the heading “—U.S. Holders,” above. In addition, non-U.S. holders that are foreign corporations, may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of their earnings and profits that are withdrawn from the U.S. for the taxable year that are effectively connected with their conduct of a trade or business in the U.S., subject to certain adjustments.

Notwithstanding the above, if we determine that there is a material risk that we will be required to withhold on any payments on the securities, we may withhold on any such payment to a non-U.S. holder at a 30% rate, unless such non-U.S. holder has provided to us (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If we elect to withhold and such non-U.S. holder has provided us with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, we may nevertheless withhold up to 30% on any payments if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.

A dividend equivalent payment made with respect to an equity-linked instrument is treated as a U.S.-source dividend. Such payments are generally subject to a 30% U.S. withholding tax (or lower rate if a tax treaty applies) when paid to a non-U.S. holder. Treasury regulations provide that certain equity-linked instruments with payments that are contingent upon or determined by reference to U.S.-source dividends (including payments reflecting adjustments for dividends), are considered to pay dividend equivalents. Applicable regulations exempt equity-linked instruments issued prior to 2017 from these rules. Depending on the composition of the Underlying Shares, a note might be treated as an equity-linked instrument; however, since it is issued prior to 2017, it will be exempt from the withholding tax rules specified for dividend equivalents.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate. Additionally, as discussed above, the Internal Revenue Service has indicated that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax. Prospective non-U.S. holders of the securities should consult their own tax advisors in this regard.

The gross estate of a non-U.S. holder domiciled outside the United States includes only property situated in the United States. A security may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the security at the time of his or her death. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Additional Information for Investors

For information regarding the applicability of FATCA to the securities, please see the discussion under “Certain Income Tax Consequences—United States Taxation—Recent Legislative Developments” in the accompanying Prospectus Supplement. FATCA may impose a 30% withholding tax on payments of gross proceeds from the sale, exchange or redemption of property that gives rise to U.S.-source dividends or interest. The Internal Revenue Service recently announced in published guidance its intent to amend the regulations to extend the effective date of withholding on gross proceeds to 1 January 2019. Similarly, the Internal Revenue Service announced its intention to delay the effective date of withholding tax on “foreign passthru payments” to the later of 1 January 2019 or the date of publication of final U.S. Treasury regulations defining such term.

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the Russell 2000® Index due December 7, 2020

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) generally applicable at the date hereof to an investor who acquires beneficial ownership of a security pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the investor disposes of the security; (c) does not use or hold the security in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the security, and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning securities under “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations” in the accompanying prospectus supplement and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the securities, interest payable on the securities should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a security as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of securities to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act. The Minister of Finance (Canada) has released proposals to amend the Canadian Tax Act that impact the treatment of secondary market sales of “prescribed debt obligations” such as the securities occurring after 2016 (the “Budget Proposals”). It is not clear whether the Budget Proposals could impact the Canadian tax consequences of a transfer or assignment of a security by a Non-Resident Holder to a transferee resident in Canada for purposes of the Canadian Tax Act, and in particular whether Canadian withholding tax could apply in respect of such a transfer or assignment, regardless of whether such security is an “excluded obligation” as described under “Certain Income Tax Consequences – Certain Canadian Income Tax Considerations” in the accompanying prospectus supplement. Non-Resident Holders should consult with their own tax advisors in this regard.

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